US Airways Group, Inc.
                                    Exhibit 11
           Computation of Basic and Diluted Earnings Per Common Share
                     (in thousands, except per share amounts)

                                                 Year Ended December 31,
                                          ------------------------------------
                                             1997         1996         1995
                                             ----         ----         ----
Adjustments to Net Income
-------------------------
Net income                               $1,024,699     $263,373     $119,287
Preferred dividend requirement              (63,262) a)  (88,775)     (84,904)
                                          ---------      -------      -------
Earnings applicable to common stock
  and common stock equivalents
  used for basic computation                961,437      174,598       34,383

Diluted adjustments
  Assume conversion of all preferred
    stock:
      Preferred dividend requirement         63,262 a)    88,775 b)    84,904 c)
                                          ---------      -------      -------
Adjusted net earnings applicable to
  common stock assuming full dilution    $1,024,699     $263,373     $119,287
                                          =========      =======      =======

Adjustments to common stock shares outstanding
----------------------------------------------
Weighted average number of shares of
  common stock outstanding used for
  basic computation                          78,054       64,021       62,352

Diluted adjustments
  Incremental shares from outstanding
    stock options (treasury stock method)     1,888          898           78
  Assume conversion of all preferred stock   23,627 d)    39,155 b)    39,156 c)
                                          ---------      -------      -------
    Total weighted average number of
      common shares outstanding after
      full conversion                       103,569      104,074      101,586
                                          =========      =======      =======

Earnings per Common Share
-------------------------
Basic                                    $    12.32     $   2.73     $   0.55
                                          =========      =======      =======
Diluted                                  $     9.89     $   2.53     $   1.17
                                          =========      =======      =======

a) Includes repurchase premiums of $5.2 million and $0.8 million on 1,940.636 shares of Series F Preferred Stock and the Series T Preferred Stock, respectively (May 22, 1997 repurchase date). See also d) below.
b) The effects of assuming conversion of the Series H Preferred Stock are antidilutive, but included for purposes of this calculation in accordance with Regulation S-K, Item 601(b)(11).
c) The effects of assuming conversion of each series of preferred stock are antidilutive, but included for purposes of this calculation in accordance with Regulation S-K, Item 601(b)(11).
d) For the time they were outstanding during the period, the effects of assuming conversion of the shares of Series F Preferred Stock prior to its repurchase are antidilutive, but included for purposes of this calculation in accordance with Regulation S-K, Item 601(b)(11). See also a) above.